EXHIBIT 4 - PRO FORMA FINANCIAL INFORMATION

The following Pro Forma Combined Financial Information as of June 30, 1997 and the year then ended and as of March 31, 1998 and for the nine months then ended for Interiors, Inc. and comparable periods for the Combined Companies has been prepared to reflect the combined financial position and the results of operations of Interiors, Inc. ("Interiors") , Henlor, Inc. and subsidiaries DBA Vanguard Studios ("Vanguard"), Merchandise Sales, Inc. DBA Artmaster Studios (Artmaster) and Decor Group, Inc. (Decor) as if the combination, described in
Note 1, had been effective as of June 30,1997 and July 1, 1996 (for one year operations), March 31,1998, July 1, 1997 (for nine months operations), respectively. The acquisitions of Vanguard and Artmaster and the probable acquisition of Decor have been accounted for as purchases and the excess of purchase price over fair value of assets acquired, $7,456,000 if the acquisitions had all occurred as of June 30, 1997, will be reflected as an intangible asset and will be amortized over fifteen years.

The Pro Forma Combined Financial Information is unaudited and not necessarily indicative of the consolidated results which actually would have occurred if the combination had been consummated at the beginning of the periods presented, nor does it purport to represent the future financial position and results of operations for future periods.

Pro Forma Historical Financial Information for Interiors and Combined Companies


BALANCE SHEET                                      Interiors    Vanguard     Artmaster  Decor    Adjustments         Combined
                                                    6/30/97      7/31/97      3/28/97  3/31/97
                                                     $(000)      $(000)       $(000)   $(000)       $(000)             $(000)
ASSETS

CURRENT ASSETS:
Cash                                               $    271    $     72      $    87 $    170                    $        600
  Accounts receivable, net                              947       1,932          454    1,118                           4,451
                                                      1,521       1,799          612      960          256 a            5,147
Inventories
  Other current assets                                  898         112           79      106                           1,195

    Total current assets                              3,637       3,915        1,232    2,353                          11,393

INVESTMENTS                                           3,977                                        (2,837) c            1,140

PROPERTY AND EQUIPMENT, at cost
  Machinery and equipment                             1,546       1,059          350      258                           3,213
  Furniture and fixtures                                144         357           41      122                             664
  Leasehold improvments                                 213         829          180      137                           1,359
  Land and Building                                                 247                                                   247

    Total property and equipment                      1,904       2,492          571      517                           5,483

     Less-Accumulated depreciation                    1,019       1,977          414      401                           3,810

      Net property and equipment                        885         515          157      116                           1,673

PURCHASE PRICE IN EXCESS OF BOOK
   VALUE OF ACQUIRED COMPANIES                                                          2,026        7,456 abc          9,482

OTHER ASSETS                                            263         131          261      814        (127) b            1,343

  Total assets                                     $  8,762    $  4,561     $  1,650 $  5,309                       $  25,031


The accompanying notes and management's assumptions to the Pro Forma Combined Financial Information are an integral part of these statements

Pro Forma Historical Financial Information for Interiors and Combined Companies
 (in thousands)

BALANCE SHEET                                     Interiors    Vanguard    Artmaster    Decor     Adjustments       Combined
                                                   6/30/97      7/31/97     3/28/97    3/31/97
                                                    $(000)      $(000)       $(000)    $(000)       $(000)             $(000)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Notes & Current Maturities of LTD               $  1,637   $   2,421    $       4 $    362          271 a      $     4,695
   Accounts payable and accrued liabilities           2,100       1,346          666      569          955 abc          5,636
   Due to related parties                                                        463                 (463) b

     Total current liabilities                        3,737       3,768        1,133      931                          10,331

NON-CURRENT LIABILITIES:
   Notes & Loans Payable                                908         464           31      651        4,318 ab           6,373
   Due to related parties                                           294           52                 (347) ab

     Total non current liabilities                      908         758           84      651                           6,373

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Preferred stock                                       11                                 2          (2) c               11
   Common Stock                                           7                        1        1            1 abc              9
   Additional paid-in-capital                        13,217          90          668    6,459      (3,010) abc         17,424
   Retained deficit                                 (8,679)        (55)        (236)    (956)        1,246 abc        (8,679)
   Other items                                        (438)                           (1,779)        1,779 c            (438)

     Total stockholders' equity                       4,118          35          433    3,727                           8,327

     Total liabilities and stockholders' equity    $  8,762   $   4,561    $   1,650 $  5,309                      $   25,031



The accompanying notes and management's assumptions to the Pro Forma Combined Financial Information are an integral part of these statements.

Pro Forma Historical Financial Information for Interiors and Combined Companies


STATEMENTS OF OPERATIONS                          Interiors    Vanguard      Artmaster  Decor     Adjustments       Combined
                                                    yr. end    9mo. end       yr. end  yr. end
                                                    6/30/97     7/31/97      3/28/97   3/31/97
SALES AND OTHER REVENUES:                            $(000)      $(000)       $(000)   $(000)       $(000)             $(000)

      Net sales                                    $  4,652    $  9,700     $  8,292 $  2,003   $     (75) c      $    24,573
      Royalty & commission revenues                     144                                                               144
      Proceeds from sales to Photo-To-Art             1,140                                                             1,140

    Total Sales and Other Revenues                    5,936       9,700        8,292    2,003                          25,857

EXPENSES:
      Cost of goods sold                              3,076       6,099        5,955      991                          16,120
      Selling, general, and administrative            2,570       3,380        2,477    1,527         (75) c            9,879
      Amortization of Intangibles                                                          98          441 abc            539
    Total Expenses                                    5,646       9,479        8,432    2,616                          26,538

      Income (loss) from operations                     291         222        (140)    (613)                           (681)

GAIN ON SALE OF                                         201                                                               201
INVESTMENT
OTHER INCOME (EXPENSE), Net                               0         163            8                                      170
INTEREST EXPENSE                                      (405)       (321)        (125)    (243)        (297) ab         (1,391)

    Income (loss) from operations
         before (benefit) provision for taxes            87          64        (257)    (856)                         (1,701)

(BENEFIT) PROVISION FOR TAXES                          (19)           4            1                                     (15)

    Income (loss) from operations                    $  106      $   60    $   (258) $  (856)                      $  (1,686)



Basic EPS                                             $ .02                                                           ($ .25)
Diluted EPS                                           $ .02                                                           ($ .25)
Shares (000)                                          4,527                                          2,308              6,836
Shares (000)                                          4,527                                          2,308              6,836


The accompanying notes and management's assumptions to the Pro Forma Combined Financial Information are an integral part of these statements.

PRO FORMA INTERIM FINANCIAL INFORMATION FOR INTERIORS AND COMBINED COMPANIES

BALANCE SHEET                                                    Interiors            Decor       Adjustments          Combined
                                                                   3/31/98         12/31/97
ASSETS                                                              $(000)           $(000)         $(000)              $(000)
CURRENT ASSETS:
  Cash                                                      $        1,739        $      23       $      -              $1,762
  Accounts receivable, net                                           3,164              789              -                3,953
  Inventories                                                        4,230              884              -               5,114
  Other current assets                                                 984              194              -               1,178
    Total current assets                                            10,117            1,890              -              12,007

INVESTMENTS                                                          3,977                -        (2,837)  c            1,140

PROPERTY AND EQUIPMENT, at cost
  Machinery and equipment                                            2,078              242              -               2,320
  Furniture and fixtures                                               209              291              -                 500
  Leasehold improvements                                               345                -              -                 345

    Total property and equipment, at cost                            2,632              533              -               3,165
    Less-Accumulated depreciation                                    1,420              431              -               1,851
      Net property and equipment                                     1,212              102              -               1,314

OTHER ASSETS                                                         1,083               21              -               1,104

PURCHASE PRICE IN EXCESS OF BOOK
          VALUE OF ACQUIRED COMPANIES
                                                                     5,836            2,200          3,181  c           11,217

  Total assets                                               $      22,225         $  4,214       $    344  c        $  26,783


The accompanying notes and management's assumptions to the Pro Forma Combined Financial Information are an integral part of these statements.

PRO FORMA INTERIM FINANCIAL INFORMATION FOR INTERIORS AND COMBINED COMPANIES

BALANCE SHEET                                                    Interiors           Decor      Adjustments           Combined
                                                                   3/31/98        12/31/97
                                                                    $(000)          $(000)          $(000)              $(000)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Notes & Current Maturities of LTD                        $        5,067         $   566         $     -            $  5,633
   Accounts payable and accrued liabilities                          4,822             785             125  c            5,732
   Due to related parties                                                                                -                   -

     Total current liabilities                                       9,889           1,351               -              11,365

NON-CURRENT LIABILITIES:
   Notes & Loans Payable                                             5,295             623               -               5,918

     Total non current liabilities                                   5,295             623               -               5,918


COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Preferred stock                                                       8               2             (2)  c                8
   Common Stock                                                         18               0               1  c               19
   Additional paid-in-capital                                       16,810           6,547         (4,089)  c           19,268
   Retained deficit                                                (8,847)         (3,647)           3,647  c          (8,847)
   Other items                                                       (948)           (661)             661  c            (948)

     Total stockholders' equity                                      7,041           2,240               -               9,500

     Total liabilities and stockholders' equity              $      22,225         $ 4,214         $   344           $  26,783


The accompanying notes and management's assumptions to the Pro Forma Combined Financial Information are an integral part of these statements.

PRO FORMA INTERIM FINANCIAL INFORMATION FOR INTERIORS AND COMBINED COMPANIES

STATEMENTS OF OPERATIONS                       Interiors       Vanguard    Artmaster         Decor    Adjustment          Combined
                                                9 mo. to       7 mo. to     9 mo. to      9 mo. to
                                                 3/31/98        2/28/98     12/23/97      12/31/97
                                                  $(000)         $(000)       $(000)        $(000)        $(000)            $(000)
SALES AND OTHER REVENUES:                      $   6,225     $    7,832   $    5,469     $   3,797    $     (45)  c      $  23,278

EXPENSES:
      Cost of goods sold                           3,775          5,205        3,556         1,894             -            14,430
      Selling, general, and administrative         1,597          2,573        1,949         3,314          (45)  c          9,388
      Amortization of Intangibles                                                               86           451  abc          537
    Total Expenses                                 5,372          7,778        5,505         5,294             -            24,355

      Income (loss) from operations                  853             54         (36)       (1,497)             -           (1,077)

LOSS ON SALE OF INVESTMENT                                                                 (1,113)         1,113  c              0

OTHER INCOME (EXPENSE), Net                            7            (3)          37             5             -                 46

INTEREST INCOME (EXPENSE), Net                     (483)          (217)        (104)          (78)         (259)  abc      (1,140)

    Income (loss) from operations
       before (benefit) provision for taxes          377          (166)        (103)       (2,683)             -           (2,171)

PROVISION FOR TAXES                                   15              -            -             9             -                24

Net Income (loss) from operations               $    362    $     (166)   $    (103)    $  (2,692)    $        -         $ (2,195)



Basic EPS                                       $    .06                                                                 $   (.27)
Diluted EPS                                     $    .06                                                                 $   (.26)
Basic Shares (000)                                 5,839                                                   2,308             8,147
Diluted Shares (000)                               6,161                                                   2,308             8,469


The accompanying notes and management's assumptions to the Pro Forma
Combined Financial Information are an integral part of these statements.
                                                                              7

INTERIORS, INC. and Combined Companies

As of June 30, 1997 and for the year then ended as of March 31, 1998 and for the nine months then ended for Interiors, Inc.; as of comparable periods for the Combined Companies

NOTES AND MANAGEMENT'S ASSUMPTIONS TO THE
PRO FORMA COMBINED FINANCIAL INFORMATION

1.    Basis of Presentation

On March 10, 1998 Interiors acquired Vanguard. On March 23, 1998 Interiors acquired Artmaster. On April 21, 1998 Interiors and Decor agreed on terms for Interiors to acquire the outstanding Common Stock of Decor. These acquisitions and probable acquisition have been accounted for as purchases. The excess of purchase price over fair value of assets acquired of $7,456,000, if the acquisitions had all occurred as of June 30, 1997, is reflected as an intangible asset and is being amortized over fifteen years.

The above Pro Forma Combined Financial Information as of June 30, 1997 and the year then ended and as of March 31, 1998 and for the nine months then ended for Interiors, Inc. and comparable periods for the Combined Companies has been prepared to reflect the combined financial position and the results of operations of Interiors, Inc. ("Interiors") , Henlor, Inc. and subsidiaries DBA Vanguard Studios ("Vanguard"), Merchandise Sales, Inc. DBA Artmaster Studios (Artmaster) and Decor Group, Inc. (Decor) as if the combination had been effective as of June 30,1997 and July 1, 1996 (for one year operations), and March 31, 1998, July 1, 1997 (for nine months operations), respectively.


This Pro Forma Combined Financial Information should be read in conjunction with the audited historical financial statements and notes thereto of Interiors, as of June 30, 1997 and for the year then ended; Vanguard, as of July 31, 1997 and for the nine months then ended, and Decor as of March 31, 1997 and for the year then ended. It should also be read in conjunction with the unaudited interim period financial statements and notes thereto of Interiors, as of March 31, 1998 and for the nine months then ended (Interiors Form 10QSB); Vanguard, as of February 28, 1998 and for the seven months then ended and Decor as of December 31, 1997, and for the nine months then ended (Decor Form 10QSB).

In management's opinion, all material adjustments necessary to reflect the effects of the combination have been made.

The unaudited Pro Forma Combined Financial Information is not necessarily indicative of what actual results of operations of the Company would have been assuming the combination had been completed as of July 1, 1996 and July 1, 1997, respectively, nor is it necessarily indicative of the results of operations for future periods.

2.   Adjustments to Pro Forma Combined  Financial  Information

Adjustments were made in order to reflect:


(a) The acquisition of Vanguard for a cash payment of $705,621, an 8% Henlor, Inc. subordinated promissory note in the amount of $794,379, 299,581 unregistered shares of Interiors Common Stock valued at $500,000 and the repayment of indebtedness of Vanguard owed to the principal shareholders of Henlor in the amount of $294,379. The cash payments were financed by debt of $1,000,000, with an assumed interest rate of 15% per annum. Elimination of related party debt and all equity on Vanguard books as well as an accrual of $450,000 of acquisition expenses and reserves resulted in a purchase price in excess of net fair value of assets acquired of $3,394,000 if the combination occurred as of June 30, 1997. Adjustments for interest expense at the rates stated above and amortization of intangibles over 15 years were made to results of operations.

(a) The acquisition of Artmaster for an Interiors, Inc. 10% subordinated promissory note in the amount of $537,248, 779,302 unregistered shares of Interiors Common Stock valued at $1,250,000 and the repayment of indebtedness of Artmaster owed to the principal shareholders of Artmaster in the amount of $1,022,752 through a cash payment of $750,000 and an Interiors, Inc. 10 % subordinated promissory note in the amount of $272,752. The cash payment was indirectly financed by debt of $750,000, with an assumed interest rate of 15% per annum. Elimination of related party assets and debt and all equity on Artmaster books as well as an accrual of $380,000 of acquisition expenses resulted in a purchase price in excess of net fair value of assets acquired of $2,368,000 if the combination occurred as of June 30, 1997. Adjustments for interest expense at the rates stated above and amortization of intangibles over 15 years were made to results of operations.

(b) The probable acquisition of that portion of Decor not already owned by Interiors has been proposed as a swap of two Decor shares of Common stock for one share of Interiors Common Stock. Interiors Common Stock had a market value of about $2 per share at the time the related agreement was made, so this value was used for purposes of the Pro Forma Combined Financial Information. As of December 31, 1997 Decor had 1,709,176 common shares outstanding and 250,000 series A convertible (at 3 for 1) preferred stock outstanding, not owned by Interiors. This is equivalent to 2,459,176 shares of Decor, 1,229,588 shares of Interiors or $2,459,176 with Interiors at $2 per share. Elimination of related party debt and all equity on Decor books as well as an accrual of $125,000 of acquisition expenses resulted in a purchase price in excess of net fair value of assets acquired of $1,694,000 if the combination occurred as of June 30, 1997 and $3,181,000 if it occurred as of March 31, 1998, based on Decor's December 31, 1997 balance sheet. Adjustments for amortization of intangibles over 15 years were made to results of operations. During the nine months ended December 31, 1997 Decor sold Interiors stock it owned and incurred a loss of $1,113,000. Since a company cannot have a gain or loss on the sale of its own securities and the Pro Forma Interim Financial Information Statements of Operations are based on the assumption that Interiors purchased Decor prior to the sale of stock, the loss has been eliminated for Pro Forma purposes.




                                                                              9